Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Hawthorn Bancshares, Inc. for the registration of common stock to be issued to the shareholders of FSC Bancshares, Inc., of our reports dated March 5, 2026, with respect to the consolidated financial statements of Hawthorn Bancshares, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting, included in Hawthorn Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Kansas City, Missouri

June 26, 2026